Exhibit 99.1

                     FIRST LITCHFIELD FINANCIAL CORPORATION


News Release

For Immediate Release

         First Litchfield Financial Corporation Announces 2006 Earnings

Litchfield, Conn., March 16, 2007--First Litchfield Financial Corporation (NASDQ: FLFL.OB) (the "Company") the holding company for The First National Bank of Litchfield (the "Bank") reported earnings for the year ending December 31, 2006.

Net income for the year totaled $1,409,000 or $.62 and $.63 diluted and basic earnings per share, respectively. Earnings decreased 65.1%, or $2,627,000, from 2005 earnings of $4,036,000 or $1.78 and $1.80 diluted and basic earnings per share. The Company's return on average shareholders' equity decreased from the 2005 level of 16% to 5% for 2006.

President and CEO Joseph J. Greco stated, "Despite the reduced earnings, 2006 was a significant year of accomplishment for the Company. During 2006, we opened new branches in Canton and New Milford and we converted our in-store supermarket branch to a full-service facility in Torrington. Additionally in the fourth quarter the Bank formed First Litchfield Leasing Corporation, which provides commercial credit in the form of lease financing to complement the Bank's array of commercial services. We believe that the actions undertaken by us in 2006 will pave the way for enhanced earnings in the longer term. "

The decline in earnings resulted mostly from a combination of factors including decreased net interest income, increased non-interest expenses and a loss incurred on the sale of securities in connection with the repositioning of the investment portfolio and deleveraging of the balance sheet. Net interest income for 2006 decreased by 9.8%, or $1,380,000, from 2005 as a result of margin compression and an inverted yield curve. During 2006, interest expense for deposits and borrowings increased at a greater pace than interest income from earning assets. The Company's net interest margin declined from the 2005 level of 3.52% to 2.91% for 2006. The effects of this decline were partially mitigated by the loan and deposit growth experienced during 2006. Loans totaled $295 million as of December 31, 2006 which is an increase of $54 million, or 22.5% from year end 2005. Loan growth was experienced in the commercial lending and mortgage portfolios with additional growth from the residential mortgage portfolio. Deposits grew by $56 million or 20.0% during 2006. This growth occurred in spite of fierce market competition and enhanced by the branches in the new markets.

Non-interest income for 2006 totaled $2,273,000, decreasing $626,000, or 21.6% from 2005 non-interest income of $2,899,000. The decline in non-interest income is due to the loss on sales of securities totaling $667,000. This loss is primarily due to the balance sheet restructuring reported in the fourth quarter, whereby $32 million of low-yielding securities were sold to enable management to reduce its level of expensive wholesale funding and position the Company for enhanced profitability in the future. Pursuant to this transaction the Company recorded a loss of $649,000.

Other areas of non-interest income provided strong results in 2006. Fees from trust services for 2006 totaled $1,136,000, up $160,000, or 16.4%, from the previous year. This growth reflects the efforts by management to expand wealth management services and an expanded array of service offerings for retail and commercial clients. Banking service charges and fees increased 20.7%, or $211,000, from 2005 as a result of revenue opportunities from deposit accounts and cash management services.

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Non-interest  expenses  totaled  $13,203,000  in 2006,  an  increase of 19.1% or
$2,121,000 from 2005 noninterest expenses of $11,081,000. Costs related to the new branching initiatives as well as product and service delivery resulted in increased personnel, marketing and other non-interest expenses.

The First National Bank of Litchfield is a community bank operating full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and Torrington. The Bank maintains a full-service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. The Bank offers nondeposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. Additionally its subsidiary, First Litchfield Leasing Corporation, provides commercial credit in the form of lease financing to complement the Bank's array of commercial services.


The Company's website address is www.fnbl.com.

Selected financial data follows.

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                     First Litchfield Financial Corporation
                      Selected Consolidated Financial Data
                                   (Unaudited)


Period end balance sheet data:                 December 31,
                                          2006              2005
                                          ----              ----


Total Assets                         $ 501,232,000     $ 467,561,000
Loans, net                             293,900,000       240,682,000
Investments                            147,821,000       182,949,000
Deposits                               333,429,000       277,870,000
Borrowings                             136,510,000       157,301,000
Stockholders' equity                    26,206,000        25,970,000

Book value per share                         11.63             12.16
Tangible book value per share                11.63             12.16
Leverage ratio                                7.72%             7.80%
Shares outstanding                       2,254,002         2,243,188


                                            For the Year Ended
                                               December 31,
                                          2006               2005
                                          ----               ----
Operating results:
Net interest income                  $  12,691,000     $  14,071,000
Securities (losses) gains, net            (667,000)           79,000
Total noninterest income                 2,273,000         2,899,000
Loan loss provision                        420,000           342,000
Total noninterest expense               13,203,000        11,081,000
Income before tax                        1,341,000         5,547,000
Income tax (benefit) expense               (68,000)        1,511,000
Net income                               1,409,000         4,036,000

Earnings per share (basic)                     .63              1.80
Earnings per share (fully diluted)             .62              1.78

Return on average assets                       .29               .91
Return on average equity                      5.40%            15.94


Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Contact person:  Joseph J. Greco
                 President and CEO
                 (860) 567-6438

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